EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces First Quarter 2016 Results

Company Reiterates Outlook for Fiscal Year 2016

SOUTHLAKE, Texas, April 26, 2016 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the first quarter ended March 22, 2016.  We are also reiterating our outlook for fiscal year 2016.

Key highlights from the first quarter 2016 compared to the first quarter 2015 include:

  Consolidated revenues increased 8.1% to $81.2 million from $75.1 million.
  Revenues at Del Frisco’s Grille increased 24.5% to $23.9 million from $19.2 million.
  Total comparable restaurant sales* decreased 1.1%.
  Comparable restaurant sales* decreased 0.1% at Del Frisco’s Double Eagle Steak House comprised of a 1.0% decrease in average check partially offset by a 0.9% increase in customer counts.
  Comparable restaurant sales* decreased 1.8% at Sullivan’s Steakhouse comprised of a 4.5% decrease in customer counts partially offset by a 2.7% increase in average check.
  Comparable restaurant sales* decreased 2.8% at Del Frisco’s Grille comprised of a 4.7% decrease in average check partially offset by a 1.9% increase in customer counts.
  Cost of sales, as a percentage of consolidated revenues, improved to 28.6% from 28.8%.
  Net Income of $5.4 million, or $0.23 per diluted share, compared to Net Income of $5.4 million, or $0.23 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 5.3% to $18.0 million from $17.1 million.

* Effective in fiscal year 2016, we have modified the definition of comparable restaurant sales.  A restaurant now becomes comparable on the first day of the fiscal quarter following its eighteenth month of operations.  Previously, we considered a restaurant to be comparable in the first full fiscal period following the eighteenth month of operations.
** Restaurant-level EBITDA, a non-GAAP measure, represents Operating Income before depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, lease termination and closing costs and general and administrative costs.  For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, “We delivered on expectations for the first quarter despite energy-related industry challenges affecting some restaurants and are pleased to reaffirm our annual guidance.  The initiatives we put in place to refine and improve operations are paying dividends for all of our brands, but particularly at Del Frisco’s Grille, which experienced meaningful comparable traffic growth and has now generated sequential improvement in this metric for consecutive quarters.  We are effectively utilizing this year as a transitional period geared towards building a stronger foundation for our business and setting the right course for the long-term growth of the Company.”

Review of First Quarter 2016 Operating Results
Consolidated revenues increased $6.1 million, or 8.1%, to $81.2 million in the first quarter of 2016 from $75.1 million in the first quarter of 2016.  Total net operating weeks increased to 600 from 552.

Total comparable restaurant sales decreased 1.1% in the first quarter of 2016 following a total comparable restaurant sales increase of 2.2% in the first quarter of 2015.  Restaurants affected by persistent energy-related industry challenges negatively impacted total comparable restaurant sales by 1.5%.

Restaurant-level EBITDA** increased $0.9 million, or 5.3%, to $18.0 million in the first quarter of 2016 from $17.1 million in the first quarter of 2015.  As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 22.2% from 22.8%.

General and administrative costs increased $0.3 million to $5.8 million in the first quarter of 2016 from $5.5 million in the first quarter of 2015.  As a percentage of consolidated revenues, general and administrative costs improved to 7.1% from 7.3%

Net Income was $5.4 million, or $0.23 per diluted share, in the first quarter of 2016 compared to Net Income of $5.4 million, or $0.23 per diluted share, in the first quarter of 2015.

Outlook
The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are reiterating our outlook for the 52-week fiscal year 2016, which ends on December 27, 2016.

  Total comparable restaurant sales* growth of 0% to 1.5%.
  One Del Frisco’s Double Eagle Steak House relocation and two to three Del Frisco’s Grille openings.
  Cost of sales of 28.6% to 28.9% of consolidated revenues.
  Restaurant-level EBITDA** of 21.0% to 21.3% of consolidated revenues.
  General and administrative costs of approximately $25.0 million to $25.5 million.
  Pre-opening costs of approximately $3.0 million to $3.5 million.
  Effective tax rate of approximately 30% to 32%.
  Gross capital expenditures (before tenant allowances and inclusive of some expenditures related to 2017 openings) of $32.0 million to $35.0 million.
  Annual net income per diluted share between $0.83 and $0.86.

Development
During fiscal year 2016, we will open one Del Frisco’s Grille in Huntington, Long Island, New York and one to two Del Frisco’s Grilles in the Nashville, Tennessee metropolitan area.  Early in the fourth quarter 2016, we will be moving the Del Frisco's Double Eagle Steak House in North Dallas to Uptown Dallas.  The North Dallas location will continue to serve guests until the new restaurant is completed.

Although it is too early to provide a specific range of new restaurant openings for fiscal year 2017, we are planning to open one Del Frisco’s Double Eagle Steak House in Plano, Texas, in the Legacy West development on the NW Corner of Legacy and the Dallas North Tollway.

Conference Call
We will host a conference call to discuss the financial results for the first quarter 2016 ended March 22, 2016 today at 7:30 AM Central Time.  Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-208-1617 or for international callers by dialing 913-981-5542.  A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 4969053.  The replay will be available until Tuesday, May 31, 2016.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section.  An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 50 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ended
	March 22,	March 24,
	2016	2015

Revenues	$81,194	$75,102

Costs and expenses:
Costs of sales	23,218	21,662
Restaurant operating expenses	38,626	34,947
Marketing and advertising costs	1,321	1,371
Pre-opening costs	94	267
General and administrative costs	5,750	5,478
Lease termination and closing costs	21	-
Depreciation and amortization	4,285	3,577

Operating income	7,879	7,800

Other income (expense), net:
Interest expense	(31)	(25)
Other	-	(89)

Income before income taxes	7,848	7,686

Income tax expense	2,437	2,292

Net income	$5,411	$5,394

Basic earnings per share	$0.23	$0.23
Diluted earnings per share	$0.23	$0.23

Shares used in computing net income per common share:
Basic	23,315,077	23,443,046
Diluted	23,398,115	23,596,091

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	March 22,	December 29,
	2016	2015
	(unaudited)

Cash and cash equivalents	$2,053	$5,176
Total assets	337,942	346,655
Long-term debt	-	4,500
Total stockholders' equity	233,903	227,699

Segment Information and Restaurant-Level EBITDA Reconciliation

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Restaurant-level EBITDA. Restaurant-level EBITDA is calculated by adding back to operating income, depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, lease termination and closing costs, and general and administrative costs.  We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, the measure is susceptible to varying calculations and not all companies calculate this measure in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements.  The following tables include a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ended March 22, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$38,343	100.0%	$18,901	100.0%	$23,950	100.0%	$81,194	100.0%
Costs and expenses:
Cost of sales	11,397	29.7%	5,566	29.4%	6,255	26.1%	23,218	28.6%
Labor	9,124	23.8%	5,529	29.3%	7,995	33.4%	22,648	27.9%
Operating expenses	3,930	10.2%	2,702	14.3%	3,091	12.9%	9,723	12.0%
Occupancy	2,561	6.7%	1,198	6.3%	2,496	10.4%	6,255	7.7%
Restaurant operating expenses	15,615	40.7%	9,429	49.9%	13,582	56.7%	38,626	47.6%
Marketing and advertising costs	618	1.6%	358	1.9%	345	1.4%	1,321	1.6%
Restaurant-level EBITDA	10,713	27.9%	3,548	18.8%	3,768	15.7%	18,029	22.2%

Pre-opening costs							94	0.1%
General and administrative							5,750	7.1%
Lease termination and closing costs							21	0.0%
Depreciation and amortization							4,285	5.3%

Operating income							$7,879	9.7%

Restaurant operating weeks	144		216		240		600
Average weekly volume	$266.3		$87.5		$99.8		$135.3

	12 Weeks Ended March 24, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$36,022	100.0%	$19,837	100.0%	$19,243	100.0%	$75,102	100.0%
Costs and expenses:
Cost of sales	10,733	29.8%	5,826	29.4%	5,103	26.5%	21,662	28.8%
Labor	8,547	23.7%	5,656	28.5%	6,230	32.4%	20,433	27.2%
Operating expenses	3,469	9.6%	2,770	14.0%	2,430	12.6%	8,669	11.5%
Occupancy	2,490	6.9%	1,270	6.4%	2,085	10.8%	5,845	7.8%
Restaurant operating expenses	14,506	40.3%	9,696	48.9%	10,745	55.8%	34,947	46.5%
Marketing and advertising costs	459	1.3%	440	2.2%	472	2.5%	1,371	1.8%
Restaurant-level EBITDA	10,324	28.7%	3,875	19.5%	2,923	15.2%	17,122	22.8%

Pre-opening costs							267	0.4%
General and administrative							5,478	7.3%
Depreciation and amortization							3,577	4.8%

Operating income							$7,800	10.4%

Restaurant operating weeks	132		228		192		552
Average weekly volume	$272.9		$87.0		$100.2		$136.1

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com